Exhibit 99.1

Metabolix Names Richard P. Eno President and Chief Executive Officer

Dr. Jay Kouba to Remain Chairman of the Board

CAMBRIDGE, Mass. — February 25, 2008 — Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing clean, sustainable solutions for plastics, chemicals and energy, announced today that Richard P. Eno has been appointed President and CEO, effective March 17, 2008.  Mr. Eno is replacing Jay Kouba, Ph.D., who has served as the company’s Chairman, President and CEO since May 2007 while a search was underway for the CEO position.  Dr. Kouba will remain as Chairman of the Board.

Dr. Kouba stated, “The Board is delighted to appoint Rick as the new Chief Executive of Metabolix at such an important and exciting time in the Company’s history.  Rick is a proven leader with deep knowledge and expertise in each of the three areas where Metabolix is applying its core technologies — plastics, chemicals and energy. He has developed successful strategies on a global scale for some of the world’s leading chemical and energy companies, helping them commercialize technologies, open new markets and position themselves for long-term growth.  Mirel™ bioplastics is our initial platform which is on its way to full-scale commercialization. We are particularly enthusiastic about Rick’s depth of knowledge in the chemical and energy sectors which will be critical as we continue to advance the development of those platforms.”

Mr. Eno has more than twenty five years of professional experience in the chemicals and energy business.  He has held operating roles or led clients through challenges in nearly every aspect of these industries, including: corporate strategy development, technology management and commercialization; sales and marketing; organizational design and optimization; cost reduction and profitability improvement; and transaction support.

Mr. Eno said, “Metabolix is an exciting growth company that is at the forefront of an important global movement as businesses and consumers look for ways to lessen their dependence on petroleum and their impact on the environment.   The next few years will be pivotal for Metabolix and I am thrilled to be leading the Company at this time as we commercialize Mirel bioplastics, and accelerate our progress toward commercialization of the Company’s chemicals and energy platforms.  Metabolix has a strong portfolio of proprietary and patented technologies.  I look forward to joining the Metabolix team and working with its partners around the globe to achieve the full potential of these biobased, sustainable assets.”

Most recently, Mr. Eno served as Vice President, Leader Global Oil & Gas Sector at CRA International (formerly known as Charles River Associates), a leading provider of management consulting services and economic and financial expertise to global companies.  At CRA International, Mr. Eno helped lead the substantial growth of CRA’s

Chemicals and Petroleum Practice over the last five years. Prior to joining CRA, he was at Arthur D. Little (ADL) from 1990 to 2002, and became a Vice President in its Chemicals Practice. He was elected to lead ADL’s Chemical and Energy Vertical consulting activities, marketing and positioning it for its eventual sale to CRA International in 2002.  Before ADL, he had seven years experience in a variety of roles in research, operations and project management for Chevron Corporation.  Mr. Eno holds a Bachelor of Science Degree in Chemical Engineering from Cornell University, a Masters in Business Administration from the University of Houston and is a Chartered Financial Analyst.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™ bioplastics, a sustainable and biodegradable alternative to petroleum-based plastics. Mirel is suitable for injection molding, extrusion coating, cast film and sheet, blown film and thermoforming. Metabolix is also developing a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane.

Metabolix and Archer Daniels Midland Company (ADM) are commercializing Mirel through a joint venture called Telles. The first commercial scale Mirel production plant is being constructed adjacent to ADM’s wet corn mill in Clinton, Iowa. The plant is expected to begin operations in late 2008 and is designed to produce up to 110 million pounds of Mirel annually.  Mirel will reduce reliance on petroleum and decrease environmental impacts relative to conventional petroleum-based plastics.

For more information, please visit www.metabolix.com. (MBLX-G)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding the development and commercialization of the Company’s technologies, the completion of construction and commencement of operation of the commercial manufacturing facility and the actual manufacturing capacity of that facility, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with the Company’s ability to successfully develop and commercialize products, its dependence on ADM for construction of the commercial manufacturing facility, ADM’s ability to complete construction of that facility on time and on budget, and other risks detailed in Metabolix’s filings with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2006. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Metabolix Contacts

Media:    Matt Lindberg, ICR, (203) 682-8214, matthew.lindberg@icrinc.com

Brian Ruby, ICR, (203) 682-8268, brian.ruby@icrinc.com

Investors:              Kathleen Heaney, ICR, (203) 803-3585, kheaney@icrinc.com